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                                                                    EXHIBIT 99.1

AMKOR TECHNOLOGY EXCHANGES $154 MILLION OF CONVERTIBLE NOTES

WEST CHESTER, Pa.--Jan. 13, 2000--Amkor Technology, Inc. announced that during the fourth quarter of 1999, it completed a series of private transactions in which approximately $154 million of Amkor's original $207 million of 5 3/4% Convertible Subordinated Notes Due 2003 were exchanged into approximately 12.1 million shares of Amkor common stock, including approximately 760 thousand premium shares. The Notes were originally issued in May 1998 in connection with Amkor's initial public offering. As a result of these fourth quarter transactions, Amkor expects to record an after-tax, non-cash charge of $13.9 million, or $0.10 per fully diluted share, for the quarter ended December 31, 1999. After giving effect to these transactions, including the issuance of premium shares, Amkor's outstanding debt will be reduced by approximately $154 million, and Amkor's shareholders' equity will be increased by the same amount.

"We were delighted with the opportunity to convert the majority of these Notes well in advance of their 2001 call date," said Ken Joyce, Amkor's Chief Financial Officer. "In so doing, we have entered the new year with enhanced financial flexibility, sharply reduced debt, a lower level of cash interest expense, and a considerable increase in shareholders' equity."

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing.

Contact:
     Amkor Technology, Inc.
     Jeffrey Luth, 610/431-9600, ext. 5613
     jluth@amkor.com